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                                                                      EXHIBIT 21

                     SUBSIDIARIES OF INDEPENDENT BANK CORP.

Independent Bank Corp. directly owns 100% of the following subsidiaries:

INDB Sub, Inc., incorporated in Massachusetts

Rockland Trust Company, incorporated in Massachusetts

Independent Capital Trust III, a Delaware business trust

Independent Capital Trust IV, a Delaware business trust